Exhibit 99.1

Contact:

Targeted Genetics Corporation

Courtney Self

206.521.7392

TARGETED GENETICS REPORTS FIRST QUARTER 2003

FINANCIAL RESULTS

Seattle, WA – May 6, 2003 — Targeted Genetics Corporation (Nasdaq: TGEN) today announced its financial results for the first quarter of 2003. As previously announced, the Company will hold a conference call with analysts at 10:30 AM EDT today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

For the first quarter of 2003, the Company reported a net loss of $830,000, or $0.02 per common share, compared to a net loss of $6.4 million, or $0.15 per common share for the first quarter of 2002.

Revenue for the first quarter of 2003 was $5.6 million compared to $5.4 million for the first quarter of 2002. 2003 revenue includes $3.9 million attributable to the Company’s hemophilia collaboration with Wyeth, which ended during the quarter, and revenue earned under its International AIDS Vaccine Initiative (IAVI) and Biogen collaborations. The Company did not earn revenue under its collaborations with Celltech, Inc. and Emerald Gene Systems, Ltd. for the three months ended March 31, 2003, compared to $1.1 million in 2002, as both collaborations concluded in 2002.

“Targeted Genetics has made significant progress in the first several months of 2003,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics Corporation. “We have extended our collaboration with IAVI and Columbus Children’s Research Institute (CCRI) providing up to $5.6 million in funding for the continued development of this program. We look forward to working with our collaborators to initiate a Phase I clinical trial to test our AIDS vaccine in humans later in 2003. We also recently announced a new collaboration with the Cystic Fibrosis Foundation providing $1.7 million in funding in support of sites conducting our Phase IIb clinical trial, scheduled to begin patient enrollment mid-year 2003. And toward our goal of seeking opportunities to derive value from our manufacturing capabilities, we signed our first contract manufacturing agreement with GenVec Corporation.”

Ms. Parker continued, “At the end of 2002, we established an aggressive plan to advance our AIDS vaccine, cystic fibrosis and arthritis programs in order to meet significant milestones. So far this year, we have worked diligently to deliver on our goals and have accomplished quite a bit. As we advance our scientific programs, we continue to pursue partnerships for our cancer and hemophilia programs, and seek opportunities to secure additional funding to strengthen our financial position.”

Operating expenses for the first quarter of 2003 were $6.2 million, compared to $11.6 million for the first quarter in 2002. This planned decrease reflects a decrease in research and development expenses to $4.5 million for the first quarter of 2003 from $8.3 million for the same period in 2002. Similarly, general and administrative expenses for the first quarter of 2003 decreased to $1.3 million from $2.4 million for the same period in 2002. The Company’s equity in the net loss of Emerald Gene Systems was zero for the first quarter of 2003, down from $778,000 in 2002 as activities of this joint venture with Elan concluded in the third quarter of 2002. The Company recorded restructuring expenses of $281,000 during the first quarter of 2003 primarily related to the closure of its facility in Sharon Hill, Pennsylvania.

As of March 31, 2003, the Company had $12.2 million in cash and cash equivalents, as compared to $12.6 million as of December 31, 2002. During the quarter ended March 31, 2003, the Company received a $3.2 million payment from Wyeth in connection with the termination of its hemophilia collaboration. In addition to the Company’s cash resources, it expects to receive additional collaborative funding of up to $5.6 million under its collaborations during 2003, primarily from IAVI.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our projected financial resources, anticipated clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs, our failure to obtain regulatory approval and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our annual report on Form 10-K for the year ended December 31, 2002. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

TARGETED GENETICS CORPORATION

(in thousands, except per share information)

	Quarter ended March 31,
Statement of Operations Information:	2003	2002
	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$5,639	$4,531
Collaborative agreements with affiliates	—	839

Total revenue	5,639	5,370
Operating expenses:
Research & development	4,542	8,297
General & administrative	1,336	2,395
Restructure charges	281	—
Equity in loss of joint venture	—	778
Amortization of intangibles	—	126

Total operating expenses	6,159	11,596

Loss from operations	(520)	(6,226)
Investment income	52	87
Interest expense	(362)	(267)

Net loss	$(830)	$(6,406)

Net loss per common share	$(0.02)	$(0.15)

Shares used in computation of net loss per common share	50,566	44,137

TARGETED GENETICS CORPORATION

(in thousands)

Balance Sheet Information:	March 31, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$12,231	$12,606
Other current assets	692	1,622
Property and equipment, net	4,779	5,520
Other assets	32,921	32,965

Total assets	$50,623	$52,713

Current liabilities	$10,197	$11,282
Long-term obligations and other liabilities	22,595	22,770
Preferred stock and minority interest	12,765	12,765
Shareholders’ equity	5,066	5,896

Total liabilities and shareholders’ equity	$50,623	$52,713